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                                                                 Exhibit 10.16


                              JOINT VENTURE AGREEMENT

     This Joint Venture Agreement ("Agreement") is entered into and is effective as of May 29, 1998 by and between Cinema Ride, Inc. ("CR") and Dave & Buster's, Inc. ("D&B").

     WHEREAS, CR has developed a location-based entertainment attraction known as Cinema Ride ("Cinema Ride"); and

     WHEREAS, CR is the owner and/or exclusive licensor in the United States of the entire right, title and interest to the Cinema Ride and its component parts for utilization in connection with retail entertainment environments; and

     WHEREAS, D&B owns and operates an entertainment center in Atlanta, Georgia known as "Dave & Buster's" ("Facility"); and

     WHEREAS, D&B and CR desire to form a joint venture to install and operate a Cinema Ride in the existing "Dave & Buster's" entertainment center in the Facility ("Installation").

     NOW THEREFORE, it is agreed as follows:

                                     ARTICLE I

                             FORMATION OF JOINT VENTURE

     1. The parties desire to constitute themselves a joint venture for the purposes and upon the terms, covenants and conditions hereinafter set forth (herein the "Venture"). The parties hereto are herein sometimes collectively referred to as the "Venturers" and individually referred to as a "Venturer".

     2. The name of the Venture is the "D&B/CR - Atlanta Joint Venture" and all business done or undertaken by the Venture shall be done and conducted under said name and style, except that the Installation shall be operated publicly under the trade name "Cinema Ride at Dave & Buster's".

     3. The principal place of business of the Venture shall be such place or places as the Venturers shall from time to time mutually determine. Until changed by the Venturers,, the principal place of business shall be at the Facility (defined below), except that the books and records of the Venture may be kept at the offices of D&B in Dallas, TX.

     4. The business of the Venture shall be limited to the installation and operation of the Installation in the Facility and all business necessary and related thereto.

                                     ARTICLE II

                               CAPITAL CONTRIBUTIONS

     1. D&B and CR shall each contribute $100.00 as their respective initial capital contributions to the Venture.




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     2.   Should additional funds be required by the Venture as provided in
Paragraph 5 of Article VI, each Venturer shall contribute its share, if any, of such cash requirements as determined in accordance with Paragraph 5 of
Article VI promptly upon written demand of the other Venturer.

     3. Neither Venturer shall have the right or power to (a) withdraw or reduce its capital contributions, except as a result of the dissolution of the Venture or as otherwise provided by law; (b) bring an action for partition against the Venture or the Installation; (c) cause the termination and dissolution of the Venture, except as set forth in the Agreement; or (d) demand or receive property other than cash in return for its capital contributions. Except as expressly provided in Article VI, neither Venturer shall have priority over the other for the return of capital contributions. No interest shall be payable on the contributions of the Venturers.

                                    ARTICLE III

                           RESPONSIBILITIES OF VENTURERS

     1. In addition to its capital contributions to the Venture pursuant to Paragraphs 1 and 2 of the Article II:

          a) D&B will perform or provide the following for the Venture, at its sole expense except as otherwise specifically provided herein:

               1) Provide the space in the Facility for the Installation (the "Premises") and all management staff, rent, property insurance, real estate taxes, utilities, and maintenance for the Premises;

               2) Prepare the Premises for the Installation in accordance with CR guidelines, but both parties will have mutual approval rights for the design of the Installation, including the installation and cost of those items set forth on Exhibit A hereto.

               3) Provide input into the marketing, operations, theming and staffing issues as they arise; and

               4) Act as the "managing venturer" of the Venture and as such maintain all books and records of the Venture and prepare and be responsible for all Federal, state and local tax and information filings on behalf of the Venture. D&B shall provide CR duplicate copies of monthly bookkeeping and weekly debit card summaries for the Cinema Ride at the end of each month.

          b) D&B will perform or provide the following for the Venture, the costs of which shall be recovered by D&B as "Direct Operating Costs" or "Major One-Time Costs" subject to and as provided in Paragraphs 3(a) and 3(b)of Article VI:

               1) Operate the Installation on a day-to-day basis, including, but not limited to, providing personnel, training, advertising and promotion (in amounts as agreed by the parties), appropriate property insurance (but only for any property owned by the Venture; D&B shall provide insurance on the Premises at its own expense, CR shall provide insurance on the


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Equipment at its own expense and each party shall name the other party on its liability insurance policy), and maintaining the Installation in a clean, orderly and safe manner; and

               2) Pay for expendables, ticket stock, etc. and any direct marketing expenses for the attraction; and

               3) Apply for, and diligently attempt to obtain, all necessary federal, state and local governmental consents, permits or licenses which may be necessary for D&B to install and carry on the operation of the Installation in the Premises.

     With respect to advertising and promotion the parties agree that there will be initial, dedicated advertising and promotion expenditures in an amount to be agreed upon, which may be higher than 5% of first year Venture revenues, but thereafter ongoing advertising and promotion expenditures will not exceed 5% of Venture revenue annually, unless otherwise agreed by both parties.

     2. In addition to its capital contributions to the Venture pursuant to Paragraphs 1 and 2 of Article II, CR will perform or provide the following to the Venture at its expense except as otherwise specifically provided herein:

          a) Manufacture, ship and install at the Premises the Cinema Ride equipment package including signage and props (the "Equipment"), as specified on Exhibit B hereto, with signage and props subject to D&B's approval, which approval will not be unreasonably withheld.

          b) Provide on-site training for the personnel at the Facility. CR should be responsible for directing the repair and maintenance of the Equipment (other than routine maintenance and repair by the on-site staff); however, the Venture will bear the expense, subject to the approval of D&B, which will not be unreasonably withheld. All work shall be performed by qualified technicians who receive authorization from CR, and who will be local service companies, not affiliated in any way with CR;

          c)   Maintain the Equipment in timely fashion;

          d) Provide a non-exclusive license for use of the Cinema Ride and any related trademarks at the Installation;

          e) Provide one copy of the current Operations Manual, and a copy of all additions, revisions, modifications, updates and addenda to such manual as deemed appropriate in CR's sole discretion (the "Manual"). D&B agrees that the Manual contains confidential information and "Trade Secrets" subject to Paragraph 7 of Article IX of this Agreement and, in its entirety, constitutes a compilation of information that is not available in equivalent form to the general public. CR is the exclusive owner of all property and proprietary rights to the information revealed in the Manual and to the Manual itself. D&B agrees not to disclose the Manual to any person (i) except to employees and agents of D&B and the Venture for purposes related solely to the operation of the Installation and (ii) except as provided in Paragraph 7 of Article IX; nor shall D&B use, reprint or reproduce the Manual other than as expressly authorized by CR hereunder.


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          f)   Provide input into the design, marketing, operations, theming and staffing issues as they arise and on-going service and marketing support.

     3.   a)   CR will provide to the Venture any written or verbal
warranties it receives on any part of the Equipment from a manufacturer, but CR makes no other warranty with respect to any part of the Equipment.

          b) CR warrants that it has the right to license the Cinema Ride and related trademarks to the Venture.

     4. Except as expressly provided in paragraph 3 of Article VI, no compensation, drawings, or other remuneration shall be payable by the Venture to either of the Venturers hereto, or to their respective officers, directors and shareholders, if any.

                                     ARTICLE IV

                                     MANAGEMENT

     1. D&B will be responsible for, and will have authority to manage, the day-to-day operations of the Installation and the Venture so long as the Installation is operated in accordance with the Manual.

     2.   Notwithstanding any contrary implication in Paragraph 1 of this
Article IV, D&B and the Venture shall not do any of the following without CR's prior written consent:

          a) Operate the Installation under any name other than "Cinema Ride at Dave & Buster's" or use any other registered or unregistered trademark, service mark, logo or trade or service name in connection with operation of the Installation;

          b) Use any equipment in the operation of the Installation other than the Equipment supplied by CR; or

          c) Sell merchandise and other products which relate to the Installation or the Cinema Ride (the "Merchandise") not purchased by the Venture from CR or a third party licensed by CR to produce and sell such Merchandise.

     3. Notwithstanding anything to the contrary, the following actions of the Venture shall require the consent of both Venturers:

          a)   Incurring any "Major One-Time Costs" (as hereinafter defined);

          b) The sale, exchange, lease, mortgage, pledge, or other transfer of all or a substantial part of the assets of the Venture (it being acknowledged that CR leases the Equipment and conveys a lien thereon to the lessor);

          c) The incurrence of indebtedness by the Venture, other than simple credit transactions;


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          d)   A change in the sole nature of the Venture's business as
identified in paragraph 4 of Article I;

          e)   The admission of additional Venturers;

          f)   The continuation of the term of the Venture; and

          g)   Any amendment of this Agreement.

     4.   Except as to matters entered into pursuant to Paragraph 1 (b) of
Article III and Paragraph 1 of this Article IV in the ordinary course of business of the operation of the Installation in accordance with the requirements of said paragraphs, no contract, commitment, obligation, liability or expense of any type shall be entered into or incurred by one Venturer on behalf of the Venture unless such contract, commitment, obligation or liability is approved in writing by the other Venturer. Each Venturer shall be solely responsible for its respective individual debts and obligations, without any right to contribution from the other Venturer in connection with any such individual debts or obligations.

     5. CR or its authorized agents and representatives shall have the right to enter and inspect the Premises and the Installation at any time during the term of this Agreement, and D&B shall permit and assist CR in making all such other investigations and inspections as CR reasonably considers to be necessary or desirable in order to ensure compliance with CR's rules and standards for use of the Cinema Ride as set forth in the Manual.

                                     ARTICLE V

                             ADVERTISING AND PROMOTION

     1. D&B will generally be responsible for creating and placing all advertising and promotion on behalf of the Installation and the Venture. D&B agrees that all use of any registered or unregistered trademarks, service marks or trade or service names of CR or its licensors or affiliated, in any advertising or promotional materials (in whatever medium), shall be subject to the prior written approval of CR, which approval shall not be unreasonably withheld. Any advertising and promotional materials supplied by CR or previously approved by CR shall be deemed approved.

     2. CR may from time to time create or place, or both create and place, advertising or promotion for the Cinema Ride that includes the Installation and the Venture. CR agrees that all use of any registered or unregistered trademarks, service marks, logos, or trade or service names or marks of D&B or its affiliated, in any advertising or promotional materials (in whatever medium) for the Cinema Ride, shall be subject to the prior written approval of D&B, which approval shall not be unreasonably withheld. Any advertising and promotional materials supplied by D&B or previously approved by D&B shall be deemed approved.

     3. Notices of copyright, trademark usage, trademark registration or other proprietary rights, notices or designations and credits shall be included in all advertising and promotional materials as reasonably required by either party in writing from time to time on materials disseminated by or on behalf of the Venture using CR's or its licensor's marks or as required by


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D&B in writing from time to time on materials disseminated by or on behalf of
CR using D&B's marks.

                                     ARTICLE VI

                                 CASH DISTRIBUTIONS

     1. The following terms are used in the Agreement with the following definitions:

          a) "Gross Revenue" means the aggregate of all sales or other income from whatever source received by the Venture, or either of the Venturers, arising from the operation of the Installation, but excluding any sales and use taxes actually collected and paid to the governmental taxing authority. For parties and special events involving the Installation and other parts of the Facility, the amount to be included in Gross Revenue will be the party prices in effect for the Installation at such time.

          b) "Direct Operating Costs" means only the following direct cash expenses incurred by the Venture, or D&B on behalf of the Venture, in the course of operation of the Installation: Salaries, payroll taxes and fringe benefits (but excluding profit sharing plans and bonuses not based specifically upon performance at the Installation) of personnel while working exclusively for the Installation; advertising relating exclusively to the Installation and for pro-rated costs of advertising shared with other operations in the Facility; cost of merchandise sold; and miscellaneous direct, out-of-pocket costs of operation of the Installation such as supplies. In no event, however, shall "Direct Operating Costs" recoverable by D&B include any overhead or profit of D&B, occupancy costs of the Premises (other than percentage rent on revenues of the CR if payable to D&B's landlord), "Major One-Time Costs" (as defined below) or any other cost not reflecting direct cash expenses attributable to the operation of the Installation.

          c) "Major One-Time Costs" means significant, nonrecurring expenses incurred outside the ordinary course of the business of the Venture, but only if approved by the Venturers as required by Paragraph 3(a) of
Article IV.

     2. D&B shall collect all Gross Revenue and other monies (e.g., sales and use taxes) on behalf of the Venture. If CR receives any Gross Revenue or other monies of the Venture, it shall promptly pay it over to D&B. D&B shall also pay all Direct Operating Costs and Major One-Time Costs on behalf of the Venture out of Gross Revenue collected. If CR pays any Direct Operating Costs or Major One-Time Costs, D&B shall reimburse CR within 45 days after D&B's receipt of an invoice and appropriate supporting documentation out of Gross Revenue collected. Subject to reimbursement as provided in Paragraph 3 of this Article VI, D&B shall pay any Direct Operating Costs to the extent Gross Revenue collected is not sufficient to pay such costs, and D&B and CR shall each pay one-half of any Major OneTime Costs approved by them to the extent Gross Revenue collected is not sufficient to pay such costs.

     3. D&B shall account to CR on a monthly basis for all Gross Revenue, Direct Operating Costs and Major One-Time Costs, and shall apply Gross Revenue in the following order of priority:


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          a)   First, to pay for all Direct Operating Costs payable during such monthly period and to reimburse D&B for any Direct Operating Costs paid by D&B during such monthly period Or during any prior period which have not previously been reimbursed;

          b) Second, to pay for all Major One-Time Costs approved by the Venturers payable during such monthly period and to reimburse D&B and CR for any Major One-Time Costs approved by the Venturers paid by them during such monthly period or during any prior period which have not previously been reimbursed; and

          c) Third, all Gross Revenue received in excess of the amounts necessary to make the payments provided for in Paragraphs 3(a) and 3(b) of this Article VI shall be paid 50% to CR and 50% to D&B.

     4. All payments to the Venturers pursuant to this Article VI shall be made in cash within thirty days after the end of each monthly accounting period based upon monthly cash basis financial statements prepared by D&B pursuant to Article XI, Section 6. Payments to the Venturers in the third month of a fiscal quarter will reflect accrual basis accounting adjustments recorded quarterly. Without limiting either Venturer's rights to declare a material breach of this Agreement, if either Venturer withholds, or causes to be withheld, any payment due the other pursuant to this Article VI without cause, such payment shall bear interest after the due date until paid in full at an annual rate of interest equal 125% of the United States prime rate in effect from time to time, as published in the United States Western edition of THE WALL STREET JOURNAL calculated and payable monthly, in arrears, both before and after default or judgment, with interest on overdue interest at the aforesaid rate.

     5. D&B and CR shall each bear 50% of the financial loss of any Direct Operating Costs and any Major One-Time Costs to the extent Gross Revenues are insufficient to pay or reimburse such costs upon dissolution and liquidation of the Venture.

     6. CR shall have the right, upon giving reasonable notice to D&B, to appoint its own auditors to undertake audits of the accounts and records of the Venture, during normal business hours at such reasonable intervals as CR may consider necessary. D&B agrees to provide full access to all of the Venture's accounts and records to CR and to CR's auditors in this event.

     7. D&B shall keep at the principal office of the Venture, or at its offices located in Dallas, TX, all of the following:

          a) Copies of all of the Venture's federal, state and local income tax information returns and reports, if any, for the two most recent taxable years;

          b)   Copies of this Agreement and all amendments thereto; and

          c) The Venture's books and records for at least the current and past two fiscal years.


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                                    ARTICLE VII

                                  TAX ALLOCATIONS

     Profit, gain, loss and other tax items will be allocated to follow as closely as possible the allocation of cash distributions between the parties as provided in Article VI:

     1.   Any tax loss items shall be allocated equally between the Venturers.

     2. Any tax profit or gain items shall be allocated in the following order of priority:

          a) First, pro rata between the Venturers in proportion to the amount of any loss items previously allocated to the Venturers until the amount allocated pursuant to this item (a) equals the amount of any items previously allocated;

          b) Second, all items of profit and gain in excess of the amounts necessary to make the payments provided for in paragraphs 2(a) and 2 (b) of this Article VII shall be allocated 50% to CR and 50% to D&B.

                                    ARTICLE VIII

                                TERM AND TERMINATION

     1. The Venture shall commence as of the effective date hereof and shall continue thereafter until July 15, 2001 unless terminated earlier as provided in the Article VIII (the "Term").

     2. The Term of the Agreement may be terminated prior to the date referred to in paragraph 1 of this Article VIII:

          a)   If both Venturers agree in writing to terminate the Venture; or

          b) Upon thirty days prior written notice of termination from CR to D&B in the event D&B fails to obtain any material governmental consent, permit or license required for the lawful operation of the Installation, unless D&B obtains such consent, permit or license within such 30 day period; or

          c) Upon thirty days prior written notice of termination from either party to the other party in the event that the aggregate Gross Revenues of the Installation fall below a total of $120,000.00 for any period of 180 days after opening of the Installation to the public for business; or

          d) Upon thirty days prior written notice of termination from either party to the other party if aggregate Direct Operating Costs exceed 60% of aggregate Gross Revenues (if Gross Revenues are below $65,000) for any period of three consecutive months after opening of the Installation to the Public for business; or

          e) Upon thirty days prior written notice of termination from CR to D&B:


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               (i)  In the event D&B breaches any material provision of this
Agreement and fails to cure such breach within five business days after receipt of such written notice; or

               (ii) In the event of repeated and significant violation of CR's operating requirements (as outlined in Paragraph 1 of Article IV above) by D&B after notice and opportunity to cure prior violations as provided in subpart (i);

          f) Upon thirty days prior written notice of termination from D&B to CR:

               (i) In the event CR breaches any material provision of this Agreement and fails to cure such breach within five business days after receipt of such written notice; or

               (ii) In the event of repeated and significant failures by CR to support the Installation as required by Paragraphs 2 and 3 of Article III above after notice and opportunity to cure prior failures as provided in subpart (i);

          g) Immediately without notice or other action in the event of the "withdrawal", "bankruptcy" or dissolution of either Venturer. As used herein, the term (i) "withdrawal" of a Venturer means the voluntary withdrawal of a Venturer from the business of the venture, which shall constitute a material non-curable breach of this Agreement; and (ii) "bankruptcy" includes not only the adjudication of a Venturer as bankrupt under applicable bankruptcy laws, but also includes a Venturer's assignment for the benefit of creditors of a substantial portion of such Venturer's assets, the appointment of a receiver for the property or affairs of such Venturer, or any petition for any type of relief under applicable bankruptcy or insolvency laws which has been filed and is not vacated within 90 days after filing.

     3. CR and D&B expressly agree that "cure" of any default must include the cessation of the defaulting conduct; correction of all factors contributing to the occurrence of the defaulting conduct; and establishment of such correcting measures as shall provide a reasonable basis for concluding that the breaching Venturer will be able to perform all of its contractual obligations in the future without default.

     4. At the expiration of the Term or the effective date of any prior termination, the Installation shall be closed to the public, the Equipment and Manual supplied by CR and all items bearing or utilizing its trademarks or other property rights of the Cinema Ride will be removed and returned to CR at CR's expense (CR being responsible for any damage to the Facility caused by such removal if CR directs the removal of its Equipment) and the Venture shall be dissolved and its assets liquidated and the proceeds therefrom shall be applied as follows:

          a) First, to payment or provision for payment of all Venture debts and liabilities to persons other than Venturers;

          b) Second, to payment or provision for payment of any other costs and expenses advanced by any Venturer as approved in accordance with the provisions of this Agreement; and


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          c)   Thereafter, any remaining cash shall be distributed to the
Venturers in accordance with the provisions of Article VI, and all remaining assets other than cash shall be distributed to the Venturers, as tenants in common, in the proportions in which they share in Venture cash distributions pursuant to Article VI.

     D&B shall be responsible for taking all acts and filing all documents required to dissolve and liquidate the Venture, except that if the Venture has been terminated pursuant to the provisions of Paragraph 2(e) of this
Article VIII or by reason of the withdrawal, bankruptcy or dissolution of D&B, CR shall be responsible for taking all acts and filing all documents required to dissolve and liquidate the Venture.

                                     ARTICLE IX

                                    INDEMNITIES

     1. D&B agrees, during and after the term of this Agreement, to indemnify and hold CR, its licensors, directors, officers, shareholders, agents, subcontractors, employees, and its parent, subsidiary and affiliated entities, harmless from and against any and all claims, losses, damages, costs and expenses incurred by any such indemnified persons as a result of any violation of this Agreement by, or any act of omission or commission on the part of, D&B or any of its directors, officers, shareholders, agents, subcontractors, or employees, and from all claims, damages, suits or rights of any persons arising out of the negligence, breach of contract or other civil wrong of D&B or its directors, officers, shareholders, agents, subcontractors, and employees in connection with the operation of the Installation.

     2. CR agrees, during and after the term of this Agreement, to indemnify and hold D&B, its directors, officers, shareholders, agents, subcontractors, employees, and its parent, subsidiary and affiliated entities, harmless from and against any and all claims, losses, damages, costs and expenses incurred by any of such indemnified persons as a result of the violation of this Agreement by, or any act of omission or commission on the part of, CR or any of its directors, officers, shareholders, agents, subcontractors or employees, and from all claims, damages, suits or right of any persons arising out of CR's negligence, breach of contract, or other civil wrong, or that of its directors, officers, shareholders, agents, subcontractors or employees in connection with the operation of the Installation.

     3. D&B and CR shall promptly exchange information about any claims or actions that are subject to the aforementioned indemnification and each shall furnish, at its own expense, all such information and evidence as is available and all assistance as is necessary to resist, defend or settle any such claim. The indemnifying Venturer shall promptly assume the defense thereof and be entitled, at its own expense, to comprise or defend any such claim. The failure to give timely notice under this clause shall not preclude an indemnified person from seeking indemnification hereunder unless such failure has materially prejudiced the indemnifying Venturer's ability to defend the claim or litigation.


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                                     ARTICLE X

                                 GENERAL PROVISIONS

     1.   AFFILIATE.  As used in this Agreement the term "Affiliate" means
(i) any person directly or indirectly controlling, controlled by or under common control with any other person, or (ii) any person owning or controlling 50% or more of the outstanding securities of such other person. The term "person" shall mean any natural person, partnership, corporation, association, trust or other legal entity. The term "control" (including the terms "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or by contract.

     2. OUTSIDE ACTIVITIES/NON-COMPETITION. Each of the Venturers recognizes and acknowledges that the other Venturer has heretofore engaged and may hereafter (both during and after the expiration of the Term of the Venture) engage, for its account and for, with and on behalf of others, in activities and transactions (herein at time collectively called the "outside activities") whether of the same type or in the same field as, or different from, the activities or transactions of the Venture. Neither the Venture nor either of the Venturers shall be entitled to any rights in or to any remuneration or profits from nor shall it bear any of the losses of any of the outside activities. Notwithstanding the foregoing, however, CR agrees that it will not open another Cinema Ride within a radius of five (5) miles of the Facility at any time during the Term of this Agreement or for a period of 1 year thereafter, except in the event of termination of this Agreement
(a) pursuant to Paragraphs 2(b) or 2(e) or Article VIII or (b) by reason of the withdrawal from the venture, bankruptcy or dissolution of D&B as provided in Paragraph 2(g) of Article VIII. All rights in the Cinema Ride not expressly licensed to the Venture or to D&B as provided in the Agreement are expressly reserved to CR without obligation to account, report or inform D&B or the Venture of its exercise of such rights. Without limiting the generality of such reservation of rights, CR specifically reserves the right to demonstrate and to sell the Cinema Ride or any of its component parts on a temporary basis at all trade shows, conventions and other events wherever they occur, including those within a radius of five (5) miles of the Facility, provided that no such demonstration of the Cinema Ride within a radius of five (5) miles of the Facility at any time during the term of this Agreement shall be on other than a temporary basis (not to exceed thirty consecutive days).

     3. OPERATION OF THE CINEMA RIDE. Both parties must reasonably agree to the ticket pricing structure for the Cinema Ride and operational/marketing methods for Cinema Ride. All operations employees for the Cinema Ride shall be employees of D&B.

     4. PROMOTIONAL USE OF THE CINEMA RIDE. D&B shall be restricted from operating the Equipment for free or discounted promotional use to no more than 100 rides per month, unless otherwise agreed to by CR. This excludes party and special event pricing, the structure of which will be set forth and approved by both parties in advance.

     5. PUBLIC REPORTING REQUIREMENTS. Either party may report the results and terms of this Agreement to the extent required by applicable law. Further, the finalization of the Agreement may be announced by press release, subject to both parties' approval as to form.


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     6.   FURTHER INSTRUMENTS.  Each of the Venturers agrees to execute, acknowledge and deliver and cause to be executed, acknowledged and delivered, any and all such further documents and instruments, and to perform and cause to be performed all such acts, as may be necessary or proper to carry out the intent of this Agreement and such Venturer's obligations hereunder, all of which further documents, instruments and acts shall be in accordance with and consistent with the terms and the content hereof.

     7. TRANSFER OF VENTURE INTERESTS. No Venturer may assign, hypothecate or otherwise transfer (collectively "sell") any portion of its Venture interest or other rights or obligations hereunder, without the consent of the other Venturer, except that each Venturer may sell all or any part of its interest in the Venture to any Affiliate of such Venturer ("affiliated transferee"), subject to compliance with applicable securities and other laws, if any, and provided that the affiliated transferee shall become a Venturer hereunder and shall expressly agree in writing to assume and be bound by all of the terms, provisions and obligations of this Agreement (it being acknowledged that CR leases the Equipment and conveys a lien thereon to the lessor). No transfer pursuant to this Paragraph shall relieve either Venturer of its obligations to the Venture or the other Venturer or from personal liability for Venture debts incurred prior to such transfer, except in the case of an affiliated transferee if the applicable creditor(s) expressly accepts the affiliated transferee as an obligor in place of such Venturer. Notwithstanding the above, a transfer of interest in this Venture by either party by way of merger of the party into another entity or buy-out of the stock or assets of such party will not be a violation of this Paragraph, so long as there is no financial or operational impact on the Venture.

     8. INVESTMENT REPRESENTATIONS. Each Venturer represents to the other that it: (i) either has a preexisting personal or business relationship with the other Venturer or that by reason of its business or financial experience (or the business or financial experience of its professional advisors) such Venturer has the capacity to protect its own interests in connection with entering into the Agreement; (ii) is contributing capital to the Venture as an investment for its own account and without a view to resell or distribute; and (iii) has sufficient assets to be able to hold its Venture interest for an indefinite period of time to suffer a complete loss of capital contributed to the Venture.

     9. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given only if delivered in one or more of the following ways: (a) on the day of delivery, if delivered personally; (b) three days after the date of mailing, if mailed by certified or registered first class mail, return receipt requested and postage prepaid, or the date of actual receipt, if earlier; (c) the next business day after deposit with an overnight air courier company guaranteeing next day delivery; or (d) when received by facsimile (with a copy sent as provided in item (b) or (c) within 24 business hours) at the following address and/or facsimile telephone number (or to such person or persons or such other address or addresses or facsimile telephone number or numbers as a party may specify by notice pursuant to this provision):

     For CR:   Cinema Ride, Inc.
               Attention:  Mitch Francis
               12001 Venture Place, Suite 340
               Studio City, CA 91604
               Telecopier:  (818) 761-1072

     For D&B:  Dave & Buster's, Inc.
               Attention:  Legal Department
               2481 Manana Drive
               Dallas, Texas 75220
               Telecopier:  (214) 357-1536

     10. APPLICABLE LAW, ARBITRATION. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts entered into and fully to be performed therein. In the event of any dispute or controversy hereunder (including, without limitation, any dispute involving the existence, validity or breach of this Agreement), the parties agree to submit same to arbitration privately and confidentially in Dallas, Texas, by one arbitrator mutually agreed (or, if none, appointed pursuant to the commercial arbitration rules of the American Arbitration Associations), subject to the arbitrator executing an appropriate confidentiality agreement. The result of any such arbitration shall be binding but shall not be made public unless necessary to confirm same after non-compliance by a Venturer.

     11. ATTORNEYS' FEES. The prevailing party in any proceeding brought pursuant to this Agreement shall be entitled to reasonable attorneys' fees and all costs and other expenses which it expends or incurs in enforcing this Agreement against the other party including, but not limited to, all costs, attorneys' fees and expenses incurred by the prevailing party in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving the other party which in any way affects the exercise of the prevailing party of its rights any remedies hereunder.

     12. WAIVER. A waiver by either Venturer of any of the terms and conditions of this Agreement in any one instance shall not be construed to be a waiver of any preceding or succeeding breach thereof or of any other term or condition of this Agreement. All remedies, rights, undertakings, obligations and agreements contained in the Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Venturer.

     13. ARTICLE HEADINGS. The headings of the Articles in the Agreement are for convenience only. They shall not be used in any way to govern, limit, modify, construe or affect the provisions of this Agreement nor shall they otherwise be given any legal effect.

     14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

     15. ENTIRE AGREEMENT. This agreement constitutes the entire agreement between the Venturers. No representations or warranties have been made, except as herein specifically provided. This Agreement cannot be modified except by a written agreement signed by both of the Venturers.

     WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.

DAVE & BUSTER'S, INC.




By: /s/ David Corriveau
    ---------------------------
     David Corriveau, President



CINEMA RIDE, INC.



By: /s/ Mitch Francis
    ---------------------------
     Mitch Francis, President

                                     EXHIBIT A

                        DECORATING IMPROVEMENTS TO PREMISES

             (Note:  All items direct from vendors with no CR mark-up)

1)   Florescent Carpet                       Approx. $25 per yard

2)   Florescent Wallpaper (3 rolls)          Approx. $35 each

3)   Florescent Tape Rolls for Accent (6)    Approx. $20 each

4)   Misc. Florescent Materials              Approx. $300

Note:  All walls, doors and ceiling to be painted semi-gloss black.

     Pre-show area to utilize black light florescent bulbs in standard florescent fixtures.

                                     EXHIBIT B

                             CR EQUIPMENT CONTRIBUTIONS

QUALITY          ITEM DESCRIPTION
-------          ----------------
 1                15 Seat Capsule with Seatbelts

 1                Show Control System and Programmable Logic Computer System

 3                LCD Video Projectors (includes 1 backup)

 3                NTSC Laser Disc Players

 1 Flat Screen (per specifications of approximately 7 feet wide and 5 feet height at a 3:4 aspect ratio)

 1 Full Spectrum Digital Sound Systems with Amplifiers, Speakers and Graphic Equalizers

 1                Seat Shaker System

 1                Fan/Wind System

 1                Electronic Equipment Rack

 1                Pilot Operations Console with 4 Video Cameras, Monitors and
                  Slow-Scan Recorder

 1                Retractable Loading Platform

 1                Pre-Show Monitor and Mount

 10               Line CR Sanctions with Directional Signage

 1                Hydraulic oil (system shipped dry)

 1                Uninterrupted Power Supply

 1                Initial 3-D glasses

 1                Ticket Sales Sheet Package

 1                3-D Glass Deposit Sign

                  Marquee Signage - Approx. $5,000 to $8,000

                                     EXHIBIT B

                             CR EQUIPMENT CONTRIBUTIONS

QUALITY          ITEM DESCRIPTION
-------          ----------------

                  Movie Poster Cases (up to 8) - Approx. $700 each

                  Ride Film Posters (up to 8) - Approx. $350.00 each

                  Florescent Panels (4) - Approx. $1,500 each